EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated May 15, 1995, related to the financial statements of Century 21 of The Southwest, Inc. as of and for the years ended March 31, 1995 and 1994, included in the Company's Current Report on Form 8-K dated February 16, 1996.



s/TOBACK CPAS, P.C.

Phoenix, Arizona
June 18, 1996